EXHIBIT 5.1

THE MCBRIDE LAW FIRM, PC

■ 9929 N. 95th St., SUITE Q-110 ■ SCOTTSDALE, ARIZONA 85258 ■ TELEPHONE 602-228-6567 ■ FACSIMILE 602-808-9005 ■

Keith A. Gernant, Esq.

keith@mcbridelawaz.com

September 16, 2014

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Legal Opinion Regarding Organization of Summit Networks, Inc., a Nevada corporation (the “Company”)

To Whom It May Concern:

I have acted as special limited counsel to the Company for the limited purpose of rendering this opinion in connection with the Registration Statement Form S-1 and the Prospectus included therein (collectively the "Registration Statement"), which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to the initial offering of 2,000,000 shares of Common Stock of the Company with a fixed value of $.04. The offering is being conducted on a self-underwritten, best-efforts basis by the President and Chief Executive Officer Andris Berzins. There is no minimum number of shares that must be sold by the Company for the offering to proceed, and the Corporation will retain the proceeds from the sale of any of the offered shares.

I was not engaged to prepare or review any portion of the Registration Statement. I express no opinion as to the content, accuracy or adequacy of the information contained in the Registration Statement except as expressly set forth herein.

In my capacity as special limited counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including, but not limited to the Registration Statement, Articles of Incorporation of the Company, the By-Laws of the Company, and the records of corporate proceedings relating to the issuance of Shares. Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

I have examined such documents in light of the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws. In such examinations, I have assumedthe legal capacity of all natural persons, the authenticity and completeness of all instruments presented to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photo static or faxed copies, the genuineness of all signatures (including electronic signatures), and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

Summit Networks, Inc.

September 16, 2014

In conducting my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate, limited liability company, or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing, I make the following opinion on the legality of the securities being registered. I am of the opinion that:

1.

The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2.	The Company has an authorized capitalization of 75,000,000 shares of Common Stock, $0.001 par value, and no shares of Preferred Stock.

3.	The 4,000,000 shares of Common Stock, currently issued and outstanding, are duly and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Nevada.

4.

The 2,000,000 Shares that are being offered by the Company, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Registration Statement and after the effectiveness of the Registration Statement, and the receipt of consideration therefore in accordance with the terms of the Registration Statement, such shares will be duly and validly issued, fully paid and non-assessable.

5.

To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the Registration Statement. We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the Registration Statement.

Summit Networks, Inc.

September 16, 2014

We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the Registration Statement.

This opinion letter is limited to the status of shares to be issued under the Registration Statement, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference under the heading "Experts and Counsel" in the Prospectus. In giving this consent, I do not hereby admit that I am an "expert" under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Yours Very Truly,

Keith A. Gernant, Esq.